Exhibit 99.1

PennyMac Financial Services, Inc. Announces

Changes To Its Board of Directors

WESTLAKE VILLAGE, Calif. – September 6, 2024 – PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that Sunil Chandra, a technology and financial services expert, has joined its Board of Directors and that James Hunt and Emily Youssouf will retire effective December 31, 2024.

“I am extraordinarily grateful to both Jim and Emily for their long service on our Board of Directors, and for their ongoing commitment to and passion for our business,” said Chairman and Chief Executive Officer David Spector. “Both joined our Board more than 10 years ago, serving on multiple different committees and helping to enable Pennymac’s significant growth and transformation into a leading mortgage company. Their invaluable guidance, expertise, and institutional knowledge will be greatly missed and I would like to congratulate them both on their upcoming retirements.”

Mr. Spector continued, “As we begin this transition, we are thrilled to welcome Sunil Chandra to our Board. His remarkable leadership experience in technology, financial services, and global operations, combined with his innovative approach to business will bring a unique perspective to our Board. We are eager to see the significant contributions he will make at Pennymac.”

Mr. Chandra’s distinguished career spans several leading global organizations. He is the Founder and Chief Executive Officer of Dyme.Earth, a pioneering climate fintech company focused on reducing carbon emissions through innovative business travel solutions. Previously, he served as Chief Executive Officer of OakNorth, where he led its AI-powered credit platform managing over $17 billion in assets. Mr. Chandra also held the role of Vice President at Google, where he played a crucial role in expanding the company’s global workforce. His earlier career includes serving as Chief Operating Officer (Technology) at Barclays Capital and as Director of Administration for Southeast Asia and Greater China at McKinsey & Co. Mr. Chandra holds a Bachelor of Engineering in Computer Engineering from the University of Wollongong, Australia, and an MBA in Technology Management from APESMA, Sydney.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 3,900 people across the country. For the twelve months ended June 30, 2024, PennyMac Financial’s production of newly originated loans totaled $101 billion in unpaid principal balance, making it a top lender in the nation. As of June 30, 2024, PennyMac Financial serviced loans totaling $633 billion in unpaid principal balance, making it a top mortgage servicer in the nation. Additional information about PennyMac Financial Services, Inc. is available at pfsi.pennymac.com.

Media	Investors
Lauren Padilla	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
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